EXHIBIT 99.1

Tuesday, October 27, 2015

Contact:	Tom Cherry, President & CFO
(804) 843-2360

C&F Financial Corporation

Announces Third Quarter Net Income

West Point, Va., October 27, 2015—C&F Financial Corporation (the Corporation) (NASDAQ:CFFI), the one-bank holding company for C&F Bank (the Bank), today reported net income of $3.5 million for the third quarter of 2015, or $1.02 per common share assuming dilution, compared with $3.3 million for the third quarter of 2014, or $0.97 per common share assuming dilution. The Corporation reported net income of $10.2 million for the first nine months of 2015, or $3.01 per common share assuming dilution, compared with $9.9 million, or $2.88 per common share assuming dilution, for the first nine months of 2014.

For the third quarter of 2015, the Corporation’s annualized return on average common equity (ROE) and return on average assets (ROA) were 10.87 percent and 1.01 percent, respectively, compared to the 10.92 percent ROE and 0.99 percent ROA for the third quarter of 2014.  For the first nine months of 2015, on an annualized basis, the Corporation’s ROE and ROA were 10.84 percent and 1.00 percent, respectively, compared to the 11.21 percent ROE and 1.00 percent ROA for the first nine months of 2014.

The decline in ROE for both the third quarter and first nine months of 2015, compared to the same periods of 2014, resulted from internal capital growth of 6.0 percent and 6.5 percent, respectively, which outpaced earnings growth. The increase in ROA for the third quarter of 2015, compared to third quarter of 2014, resulted from the increase in net income for the third quarter of 2015, which offset the effects of the increase in average assets.

“Net income for the third quarter of 2015 was $3.5 million, which represents an approximate six percent increase over net income for the third quarter of 2014,” said Larry Dillon, Chairman and Chief Executive Officer of C&F Financial Corporation.  “Net income during the first nine months of 2015 increased an approximate three percent over the same period last year. Favorable trends during 2015 in loan growth in the retail banking segment and in loan production volume in the mortgage banking segment, as well as the effects of the purchased consumer finance loan portfolio, contributed to the strongest third quarter net income since the third quarter of 2012.”

“We are pleased with the Corporation’s financial results for both the third quarter and first nine months of 2015,” said Tom Cherry, President and Chief Financial Officer of C&F Financial Corporation. “Net income for the first nine months of 2015 at each of our primary business segments has exceeded net income for the same period last year. We have made significant progress toward achieving our 2015 loan growth goal at the retail banking segment, supplemented the lack of organic loan growth at the consumer finance segment through the purchase of a loan portfolio, and continued to aggressively recruit and hire loan officers in order to increase loan production at the mortgage banking segment.  Our Corporation continues to maintain strong capital and cash positions, and we believe that we are well-positioned for continuing growth in earning assets and other strategic opportunities that may present themselves.”

Retail Banking Segment.    C&F Bank reported net income of $1.4 million for the third quarter of 2015, compared to net income of $1.7 million for the third quarter of 2014. For the first nine months of 2015, the Bank reported net income of $4.2 million, compared to $4.1 million for the first nine months of 2014.

The decline in net income of the retail banking segment for the third quarter of 2015 resulted from (1) a decline in the yield on the Bank’s investment and loan portfolios due to the effects of the low interest rate environment, coupled with a decline in the net accretion attributable to fair value accounting adjustments, as discussed below, and (2) higher personnel costs associated with generating commercial and small business loan growth. Partially offsetting these negative factors were (1) the effects of loan growth on interest income, (2) a shift in deposit composition from time deposits to non-interest bearing demand deposits and non-term savings, money market and interest bearing deposits accounts, which pay lower interest rates, (3) a lower cost of borrowings resulting from the maturity of a portion of the Bank’s higher-rate FHLB advances and (4) cost savings related to the integration of Central Virginia Bank (CVB) into the Bank’s infrastructure.  These same factors influenced the Bank’s results for the first nine months of 2015. However, the cost savings associated with the CVB integration had a more significant effect on the 2.2 percent increase in net income for the first nine months of 2015, compared to the first nine months of 2014.

The results for the third quarter and first nine months of 2015 and 2014 for the retail banking segment have been affected by the fair value accounting adjustments recorded in connection with the acquisition of CVB in 2013. These adjustments resulted from marking assets and liabilities acquired from CVB to their fair values as of the acquisition date. As a result, yields on loans and investments acquired from CVB increased and the cost of certificates of deposit decreased, the benefits of which were partially offset by the (1) amortization of the core deposit intangible and (2) higher depreciation expense associated with the buildings acquired in the CVB merger. The net accretion attributable to these adjustments for the third quarter and first nine months of 2015 was $208,000 and $1.1 million, net of taxes ($315,000 and $1.6 million before taxes), respectively, compared to $337,000 and $1.5 million, net of taxes ($511,000 and $2.2 million before taxes) for the third quarter and first nine months of 2014, respectively.

The Bank’s total nonperforming assets were $5.3 million at September 30, 2015, compared to $5.5 million at December 31, 2014. Nonperforming assets at September 30, 2015 included $4.6 million in nonaccrual loans, compared to $4.7 million at December 31, 2014, and $763,000 in other real estate owned (OREO), compared to $786,000 at December 31, 2014.

Mortgage Banking Segment.    C&F Mortgage Corporation, which comprises the mortgage banking segment, reported net income of $190,000 for the third quarter of 2015, compared to net income of $57,000 for the third quarter of 2014.  For the first nine months of 2015, C&F Mortgage Corporation reported net income of $499,000, compared to net income of $296,000 for the first nine months of 2014.

The improvement in net income of the mortgage banking segment resulted from an increase in mortgage loan origination volume during both the third quarter and first nine months of 2015, compared to the same periods in 2014. The increase in loan originations resulted in higher non-interest income,  which were partially offset by an increase in production-based compensation.

Consumer Finance Segment.    C&F Finance Company, which comprises the consumer finance segment, reported net income of $2.1 million for the third quarter of 2015, compared to net income of $1.7 million for the third quarter of 2014. For the first nine months of 2015, C&F Finance Company reported net income of $6.3 million, compared to net income of $6.1 million for the first nine months of 2014.

At the end of the second quarter of 2015, the consumer finance segment purchased a $19.6 million loan portfolio and recorded a purchase discount of $3.3 million, which will be accreted into income over the remaining life of the portfolio.  The improvement in net income for the third quarter and first nine months of 2015 was primarily due to the incremental income from the acquired loan portfolio. In addition, a $1.1 million decline in the provision for loan losses contributed to the earnings improvement for the first nine months of 2015, as compared to the same period of 2014.

Increased competition and loan pricing strategies that competitors have used to grow market share continue to suppress loan growth and adversely affect the average yield of the consumer finance segment’s loan portfolio. Average loans during the third quarter of 2015 decreased $155,000, compared to the third quarter of 2014; whereas, average loans during the first nine months of 2015 increased $331,000, compared to the first nine months of 2014.

The results of the consumer finance segment include a $4.1 million provision for loan losses for both the third quarter of 2015 and the third quarter of 2014. For the first nine months of 2015, the provision for loan losses was $9.8 million, compared to $10.9 million for the first nine months of 2014.  The annualized net charge-off ratio for the first nine months of 2015 was 4.66%, compared to 4.68% for the first nine months of 2014, and the allowance for loan losses to total loans was 8.34 percent at September 30, 2015, compared to 8.50 percent at December 31, 2014. The decrease in this ratio at September 30, 2015 was primarily due to the inclusion of the consumer finance loans purchased during the second quarter of 2015, which had the effect of reducing this ratio 41 basis points. While the Corporation expects the purchase discount accretion on this portfolio to mitigate the effect of losses on the purchased portfolio, this portfolio is routinely re-evaluated as part of the segment’s overall analysis of the adequacy of the allowance for loan losses. Management believes that the current allowance for loan losses is adequate to absorb probable losses inherent in the consumer finance loan portfolio. If factors influencing the consumer finance segment result in a higher net charge-off ratio, C&F Finance Company may need to continue to increase the level of its allowance for loan losses, which could negatively affect future earnings.

Other Segments. Other segments, which includes the Corporation’s holding company operations and wealth management subsidiary, reported an aggregate net loss of $169,000 for the third quarter of 2015, compared to a net loss of $103,000 for the third quarter of 2014. For the first nine months of 2015, other segments reported an aggregate net loss of $741,000, compared to a net loss of $520,000 for the first nine months of 2014. The higher losses during the third quarter and first nine months of 2015 were due to an increase in interest expense at the holding company, which resulted from the utilization of interest rate swaps to manage the interest rate risk exposure of the Corporation’s trust preferred capital notes, the effect of which was offset in part by higher earnings from our wealth management subsidiary.

Capital and Dividends.    The Corporation declared a quarterly cash dividend of 30 cents per share during the third quarter of 2015, which was paid on October 1, 2015. This dividend equates to a payout ratio of 29.4 percent of third quarter 2015 net income. The dividend payout ratio was 29.9 percent for the first nine months of 2015. The Board of Directors of the Corporation continues to review the dividend payout ratio in light of changes in economic conditions, capital levels and expected future levels of earnings, and certain changes to the regulatory capital framework, which began to apply to the Corporation and the Bank on January 1, 2015.

About C&F Financial Corporation.    C&F Financial Corporation’s common stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI.  The common stock closed at a price of $39.55 per share on October 26, 2015.  At September  30, 2015, the book value of the Corporation was $38.14 per common share.

C&F Bank operates 25 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation provides mortgage loan origination services through 13 offices located in Virginia, Maryland, and North Carolina. C&F Finance Company provides automobile loans through indirect lending programs in Virginia, Tennessee, Maryland, North Carolina, Georgia, Ohio, Kentucky, Indiana, Alabama, Missouri, Illinois, Texas, Florida, New Jersey, Pennsylvania, New Hampshire and West Virginia through its offices in Richmond and Hampton, Virginia, in Nashville, Tennessee and in Hunt Valley, Maryland.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s web site at http://www.cffc.com.

Adoption of New Accounting Standards. The Corporation adopted Accounting Standards Update (ASU) 2014-01, “Accounting for Investments in Qualified Affordable Housing Projects,” as of January 1, 2015. As permitted by the guidance, the Corporation has elected to amortize the initial cost of its investment in qualified affordable housing projects over the period in which the Corporation will receive tax credits, which approximates the proportional amortization method, and the resulting amortization is recognized as a component of income taxes attributable to continuing operations. Historically, the amortization related to these investments was recognized within noninterest expense. The Corporation adopted this guidance in the first quarter of 2015 with retrospective application as required by the ASU 2014-01. Prior period results and related information have been restated to conform to this presentation.

Use of Certain Non-GAAP Financial Measures. The accounting and reporting policies of the Corporation conform to generally accepted accounting principles (GAAP) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of the Corporation’s performance. These include the following fully-taxable equivalent (FTE) measures: interest income on loans-FTE, interest income on securities-FTE, total interest income-FTE and net interest income-FTE.

Management believes that FTE measures provide users of the Corporation’s financial information a presentation of the performance of interest earning assets on a basis that is comparable within the banking industry. Management reviews interest income of the Corporation on an FTE basis. In this non-GAAP presentation, interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis. This measure ensures the comparability of net interest income arising from both taxable and tax-exempt sources.

These non-GAAP financial measures should not be considered an alternative to GAAP-basis financial statements, and other bank holding companies may define or calculate these or similar measures differently. A reconciliation of the non-GAAP financial measures used by the Corporation to evaluate and measure the Corporation’s performance to the most directly comparable GAAP financial measures is presented below.

Forward-Looking Statements.    Statements in this press release which express “belief,” “intention,” “expectation,” “potential” and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of the Corporation’s management, as well as assumptions made by, and information currently available to, the Corporation’s management. These statements are inherently uncertain, and there can be no assurance that the underlying assumptions will prove to be accurate. Actual results could differ materially from those anticipated by such statements. Forward-looking statements in this release include, without limitation, statements regarding expected future financial performance, strategic business initiatives, asset quality, adequacy of allowances for loan losses, capital levels, the effect of future market and industry trends, and the effects of future interest rate levels and fluctuations. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, changes in: (1) interest rates, such as volatility in yields on U.S. Treasury bonds and increases or volatility in mortgage rates, (2) general business conditions, as well as conditions within the financial markets, (3) general economic conditions, including unemployment levels, (4) the legislative/regulatory climate, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and regulations promulgated thereunder, the Consumer Financial Protection Bureau (CFPB) and the regulatory and enforcement activities of the CFPB, and the application of the Basel III capital standards to the Corporation and the Bank, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, including the effect of these policies on interest rates and business in our markets, (6) the ability to achieve the operations and results expected after the CVB acquisition, including continued relationships with major customers, deposit retention and expansion of C&F Bank’s brand recognition, (7) the value of securities held in the Corporation’s investment portfolios, (8) the quality or composition of the loan portfolios and the value of the collateral securing those loans, (9) the inventory level and pricing of used automobiles, including sales prices of repossessed vehicles, (10) the level of net charge-offs on loans and the adequacy of our allowance for loan losses, (11) the level of indemnification losses related to mortgage loans sold, (12) demand for loan products, (13) deposit flows, (14) the strength of the Corporation’s counterparties and the economy in general, (15) competition from both banks and non-banks, including competition in the automobile finance industry, (16) demand for financial services in the Corporation’s market area, (17) reliance on third parties for key services, (18) the commercial and residential real estate markets, (19) demand in the secondary residential mortgage loan markets, (20) the Corporation’s expansion and technology initiatives, and (21) accounting principles, policies and guidelines and elections by the Corporation thereunder. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release.  For additional information on risk factors that could affect the forward-looking statements contained herein, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 and other reports filed with the Securities and Exchange Commission.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

Financial Condition	9/30/2015	12/31/2014	9/30/2014
	(unaudited)	**	(unaudited)
Interest-bearing deposits in other banks	$135,719	$156,867	$134,972
Investment securities - available for sale, at fair value	220,807	221,897	220,093
Loans held for sale, at fair value	43,882	28,279	35,910
Loans, net:
Retail Banking segment	574,109	538,222	526,101
Mortgage Banking segment	2,847	2,735	2,221
Consumer Finance segment	263,784	259,241	263,795
Restricted stocks, at cost	3,345	3,442	3,690
Total assets	1,373,371	1,338,187	1,316,233
Deposits	1,041,797	1,026,101	1,001,432
Repurchase agreements	16,792	19,436	17,431
Borrowings	162,159	147,591	153,082
Shareholders' equity	129,321	123,610	122,269

	For The		For The
	Quarter Ended		Nine Months Ended
Results of Operations	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(unaudited)		(unaudited)
Interest income	$22,778	$21,838	$64,931	$64,844
Interest expense	2,259	2,116	6,466	6,477
Provision for loan losses:
Retail Banking segment	-	-	-	-
Mortgage Banking segment	15	15	45	45
Consumer Finance segment	4,127	4,125	9,767	10,870
Noninterest income:
Gains on sales of loans	1,156	1,188	4,803	4,003
Other	3,649	3,524	10,618	10,705
Noninterest expenses:
Salaries and employee benefits	9,107	8,900	29,209	27,208
Other	7,154	6,671	20,456	20,685
Income tax expense	1,444	1,430	4,186	4,340
Net income	3,477	3,293	10,223	9,927
Earnings per common share - assuming dilution	1.02	0.97	3.01	2.88
Earnings per common share - basic	1.02	0.97	3.01	2.92

Fully-taxable equivalent (FTE) amounts*
Interest income on loans-FTE	21,090	20,059	59,739	59,395
Interest income on securities-FTE	2,158	2,259	6,597	6,903
Total interest income-FTE	23,332	22,410	66,606	66,586
Net interest income-FTE	21,073	20,294	60,140	60,109

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures.”

**Derived from audited consolidated financial statements.

	For The		For The
	Quarter Ended		Nine Months Ended
Segment Information	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(unaudited)		(unaudited)
Net income - Retail Banking	$1,386	$1,680	$4,173	$4,085
Net income - Mortgage Banking	190	57	499	296
Net income - Consumer Finance	2,070	1,659	6,292	6,066
Net loss - Other and Eliminations	(169)	(103)	(741)	(520)
Mortgage loan originations - Mortgage Banking	146,606	146,218	423,999	363,684
Mortgage loans sold - Mortgage Banking	168,192	143,911	408,396	363,653

	For The		For The
	Quarter Ended		Nine Months Ended
Average Balances	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(unaudited)		(unaudited)

Interest-bearing deposits in other banks and federal funds sold	$137,255	$147,817	$148,233	$159,314
Investment securities - available for sale, at amortized cost	214,198	212,784	212,927	209,675
Loans held for sale	50,016	32,780	42,596	29,399
Loans:
Retail Banking segment	577,247	538,921	569,171	538,494
Mortgage Banking segment	3,309	2,772	3,381	2,797
Consumer Finance segment	287,586	287,741	282,047	281,716
Restricted stocks, at cost	3,307	3,690	3,360	3,935
Total earning assets	1,272,918	1,226,505	1,261,715	1,225,330
Total assets	1,371,133	1,324,635	1,358,872	1,323,426

Time, checking and savings deposits	849,647	841,671	857,399	847,669
Borrowings	180,741	170,718	172,014	170,663
Total interest-bearing liabilities	1,030,388	1,012,389	1,029,413	1,018,332
Demand deposits	190,342	170,773	182,308	166,076
Shareholders' equity	127,946	120,659	125,715	118,024

Asset Quality	9/30/2015	12/31/2014	9/30/2014
	(unaudited)	**	(unaudited)
Retail Banking
Loans, excluding purchased loans	$500,342	$447,613	$427,862
Purchased performing loans[1]	70,076	80,146	85,643
Purchased credit impaired loans[1]	14,822	21,424	23,560
Total loans	$585,240	$549,183	$537,065

Nonaccrual loans[2]	$3,911	$4,114	$4,774
Purchased performing-nonaccrual loans[3]	653	603	738
Total nonaccrual loans	4,564	4,717	5,512
Other real estate owned (OREO)[4]	763	786	1,087
Total nonperforming assets[5]	$5,327	$5,503	$6,599

Accruing loans past due for 90 days or more[7]	$924	$14	$48

Troubled debt restructurings (TDRs), excluding purchased loans[2]	$5,344	$5,549	$5,326
Purchased performing TDRs[6]	267	278	280
Total TDRs	$5,611	$5,827	$5,606

Allowance for loan losses (ALL)	$11,131	$10,961	$10,964
Nonperforming assets to loans and OREO	0.91%	1.00%	1.23%
ALL to total loans, excluding purchased credit impaired loans	1.95%	2.08%	2.14%
ALL to total nonaccrual loans	243.89%	232.37%	198.91%
Annualized net (recoveries) charge-offs to average loans	(0.04)%	0.06%	0.07%

Mortgage Banking
Nonaccrual loans	$-	$187	$187
Total Loans	$3,445	$3,288	$2,759
ALL	$598	$553	$538
Nonperforming loans to total loans	n/a	5.69%	6.78%
ALL to loans	17.36%	16.82%	19.50%
ALL to nonaccrual loans	n/a	295.72%	287.70%

Consumer Finance
Nonaccrual loans	$807	$1,040	$1,196
Accruing loans past due for 90 days or more	$-	$-	$-
Total loans	$287,781	$283,333	$287,866
ALL	$23,997	$24,092	$24,071
Nonaccrual loans to total loans	0.28%	0.37%	0.42%
ALL to total loans	8.34%	8.50%	8.36%
Annualized net charge-offs to average total loans	4.66%	5.39%	4.68%

[1]

The loans acquired from CVB are tracked in two separate categories: "purchased performing" and "purchased credit impaired." The fair value adjustments for the purchased performing loans are $1.0 million at 9/30/15, $1.1 million at 12/31/14 and $1.2 million at 9/30/14 for interest and $3.2 million at 9/30/15, $3.8 million at 12/31/14 and $4.0 million at 9/30/14 for credit. The fair value adjustments for the purchased credit impaired loans are $4.3 million at 9/30/15, $5.1 million at 12/31/14 and $5.6 million at 9/30/14 for interest and $7.8 million at 9/30/15, $10.0 million at 12/31/14 and $10.0 million at 9/30/14 for credit.

[2]	Nonaccrual loans include nonaccrual TDRs of $2.3 million at 9/30/15, $2.0 million at 12/31/14 and $2.5 million at 9/30/14.

[3]	Purchased performing-nonaccrual loans are presented net of fair value interest and credit marks totaling $251,000 at 9/30/15, $249,000 at 12/31/14 and $253,000 at 9/30/14.
[4]	OREO is recorded at its estimated fair value less cost to sell.
[5]

As required by acquisition accounting, purchased credit impaired loans that were considered nonaccrual and TDRs prior to the acquisition lose these designations and are not included in post-acquisition nonperforming assets as presented in the Asset Quality section of the Selected Financial Information.

[6]	Purchased performing TDRs are accruing and are presented net of fair value interest and credit marks totaling $8,550 at 9/30/15, $9,200 at 12/31/14 and $9,400 at 9/30/14.
[7]	Accruing loans past due for 90 days or more includes $171,000 of purchased credit impaired loans at 9/30/15.

	As Of and For The		As Of and For The
	Quarter Ended		Nine Months Ended
Other Data and Ratios	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(unaudited)		(unaudited)
Annualized return on average assets	1.01%	0.99%	1.00%	1.00%
Annualized return on average common equity	10.87%	10.92%	10.84%	11.21%
Annualized net interest margin	6.58%	6.58%	6.35%	6.56%
Dividends declared per common share	$0.30	$0.30	$0.90	$0.89
Weighted average common shares outstanding - assuming dilution	3,392,480	3,405,308	3,400,437	3,446,472
Weighted average common shares outstanding - basic	3,392,480	3,405,162	3,400,296	3,403,749
Market value per common share at period end	$36.48	$33.27	$36.48	$33.27
Book value per common share at period end	$38.14	$35.93	$38.14	$35.93
Price to book value ratio at period end	0.96	0.93	0.96	0.93
Price to earnings ratio at period end (ttm)	9.83	9.02	9.83	9.02

C&F Financial Corporation

Reconciliation of Certain Non-GAAP Financial Measures

(in thousands)

	For The Quarter Ended
	9/30/2015			9/30/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$21,067	$23	$21,090	$20,050	$9	$20,059
Interest income on securities	1,627	531	2,158	1,696	563	2,259
Total interest income	22,778	554	23,332	21,838	572	22,410
Net interest income	20,519	554	21,073	19,722	572	20,294

	For The Nine Months Ended
	9/30/2015			9/30/2014
	(unaudited)			(unaudited)
	Reported	FTE Adj.*	FTE	Reported	FTE Adj.*	FTE
Interest income on loans	$59,688	$51	$59,739	$59,366	$29	$59,395
Interest income on securities	4,973	1,624	6,597	5,190	1,713	6,903
Total interest income	64,931	1,675	66,606	64,844	1,742	66,586
Net interest income	58,465	1,675	60,140	58,367	1,742	60,109

*Assuming a tax rate of 34%. For more information about these non-GAAP financial measures, please see “Use of Certain Non-GAAP Financial Measures.”